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                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

                                                                     EXHIBIT 5.1

                                              March 7, 2001


Levi Strauss & Co.
1155 Battery Street
San Francisco, California  94111

Ladies and Gentlemen:

     We have acted as counsel for Levi Strauss & Co., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-4, registration number 33-55694 (the "Registration Statement"), first filed with the Securities and Exchange Commission on February 15, 2001, relating to an offer to exchange (the "Exchange Offer") 11 5/8% dollar-denominated notes due 2008 and 11 5/8% euro-denominated notes due 2008 of the Company (the "Exchange Notes") which will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal principal amount of the Company's outstanding 11 5/8% dollar-denominated notes due 2008 and 11 5/8% euro-denominated notes due 2008 that were issued and sold in a transaction exempt from registration under the Securities Act (the "Old Notes").

     The Exchange Notes will be issued under Indentures dated as of January 18, 2001 (the "Indentures"), between the Company and Citibank, N.A., as trustee (the "Trustee").

     As counsel, we have examined the Registration Statement, the Indentures, the form of the Exchange Notes, the form of the Old Notes and such other documents, records and other matters as we have deemed necessary or appropriate in order to give the opinions set forth herein.

     In giving the opinions contained herein, we have, with your approval, relied upon representations of officers of the Company and certificates of public officials with respect to the accuracy of the material factual matters addressed by such representations and certificates. We have, with your approval, assumed the genuineness of all signatures or instruments submitted to us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

     We are members of the bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of New York.

     Based upon and subject to the foregoing, assuming that the Indentures have been duly authorized, executed and delivered by the Trustee, it is our opinion that:
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March 7, 2001
Page 2

          (1) the Indentures have been duly executed and delivered by, and constitute the legal, valid and binding obligation of, the Company, enforceable against the Company in accordance with their terms; and

          (2) the Exchange Notes, when duly executed and delivered by the Company upon the terms set forth in the Exchange Offer, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject in each case to (a) bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors' rights from time to time in effect and (b) application of general principles of equity, including standards of commercial reasonableness and good faith (regardless of whether considered in proceedings in equity or at law).

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                              Very truly yours,

                                              /s/ Wachtell, Lipton, Rosen & Katz


                                              Wachtell, Lipton, Rosen & Katz